Exhibit 99.1

        Mile Marker International, Inc. Announces New Military Contract

     POMPANO BEACH, Fla.--(BUSINESS WIRE)--Oct. 8, 2004--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts supplier, announced the receipt of an additional major contract from the U.S. military for up to a maximum of 1,200 of its unique patented hydraulic winch/bumper assemblies worth up to $3,151,200.
     Mile Marker International Inc. announced the receipt of another major new contract for the delivery of up to 1,200 of its unique patented Mile Marker hydraulic winch/bumper assemblies over five years with a maximum potential dollar value of $3,151,200. The Company also received the minimum guaranteed order for 30 hydraulic winch/bumper assemblies along with this contract. During 2004, the Company received a total of three military contracts for a maximum of 5,520 hydraulic winch/bumper assemblies worth up to $11,886,228. In July of 2003 the Company received a military contract for up to 10,800 Mile Marker hydraulic winch/bumper assemblies over four years valued at a maximum of $27,453,600. To date, the Company has delivered 3,728 of its hydraulic winch/bumper assemblies pursuant to government orders under these contracts, and has a backlog of potential future orders for 12,592 of its unique patented hydraulic winches depending on the U.S. military's budgeting allocations and ordering priorities.
     Richard Aho, President and CEO of Mile Marker International, Inc., said:
"We are very pleased to have received three more of these contracts this year following our major 2003 contract. While these four contracts represent a maximum total of 16,320 potential orders for our unique patented hydraulic winches over five years; our actual orders, shipments and military sales are heavily dependant upon the U.S. military's budgets and ordering priorities, which are intermittent and unpredictable. In response to a government solicitation, we recently also submitted a bid for yet another new military contract for 15,975 of our hydraulic winch/bumper assemblies over five years."

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other risks factors and uncertainties detailed in the Company's filings with the U.S. Securities and Exchange Commission.

     CONTACT: Mile Marker International, Inc., Pompano Beach
              Al Hirsch, 954-782-0604
              al@milemarker.com